Exhibit 10.13

AMENDMENT NO. 1 TO AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDMENT (this “Amendment”) is entered into as of December 22, 2008 by and among Susser Holdings Corporation, a Delaware corporation (the “Company”) and Rocky B. Dewbre (the “Executive”). Any capitalized term used but not defined herein shall have the meaning ascribed thereto in the Employment Agreement (as hereinafter defined), except as otherwise provided.

WHEREAS, the Company and the Executive entered into an Amended and Restated Employment Agreement, dated as of October 24, 2006 (as amended to the date hereof, the “Employment Agreement”);

WHEREAS, the parties hereby desire to make certain additional amendments to the Employment Agreement to reflect the issuance of final regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, SSP Partners merged with Stripes LLC on June 30, 2007, and Stripes is the successor entity to SSP Partners; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

Amendment Replacing References to SSP Partners

1.	All references to SSP Partners in the Employment Agreement shall be replaced with references to Stripes LLC.

Amendment Adding Fringe Benefit Anti-Abuse Language

2.	Section 5(c) of the Employment Agreement is hereby amended to add the following language after the last sentence as follows:

Notwithstanding anything in the Agreement to the contrary, any reimbursements by the Company to the Executive of any eligible expenses under this Agreement, including, without limitation any reimbursements pursuant to Section 5(c) or Section 12, that are not excludable from Executive’s income for federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they normally would be made pursuant to Company policies or the last day of the taxable year of the Executive following the year in which the expense was incurred. The amount of any Taxable Reimbursements to be provided to the Executive during any taxable year of the Executive shall not affect the expenses eligible for reimbursement in any other taxable year of the Executive. The right to any Taxable Reimbursement shall not be subject to liquidation or exchange for another benefit.

Amendments Clarifying Time of Payments of Certain Separation Payments

3.	Section 8(a)(i) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(i) Stripes LLC shall pay Executive’s beneficiary, in a lump sum as soon as practicable following the Date of Termination, but in no event later than the 15th day of the third month of the year following the year in which the Date of Termination occurs, (A) Executive’s accrued but unpaid Base Salary and bonus through the Date of Termination, (B) Executive’s accrued vacation pay through the Date of Termination and (C) a pro-rata portion of Executive’s target bonus for the year in which the termination of employment occurs;

4.	Section 8(b)(i) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(i) Stripes LLC shall pay Executive, in a lump sum as soon as practicable following the Date of Termination, but in no event later than the 15th day of the third month of the year following the year in which the Date of Termination occurs, (A) his accrued but unpaid Base Salary and bonus through the Date of Termination, (B) accrued vacation pay through the Date of Termination and (C) a pro-rata portion of his target bonus for the year in which the termination of employment occurs

5.	Section 8(d)(i) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(i) Stripes LLC shall pay Executive his accrued but unpaid Base Salary and to the extent permitted by the Company’s vacation policy, his accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, but in no event later than the 15th day of the third month of the year following the year in which the Date of Termination occurs;

Amendments Designating Separation Payments as “Separate Payments” and Specifying Fixed Payment Dates.

6.	Section 8(c) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(c) Termination By Company without Cause or By Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, subject to (i) Executive’s execution of an effective General Release of Claims (i.e., not revoked) in the form attached hereto as Exhibit B (the “Release”) in accordance with the Release within fifty-three (53) days following Executive’s termination of employment and (ii) his compliance with Section 10, then:

(i) Stripes LLC shall pay Executive (A) in five (5) cash installments, with each such installment hereby designated a separate payment, an amount equal to 200% of the then current Base Salary as follows: a first installment of 100% of the then current Base Salary paid on the first business day following fifty-three (53) days following his termination of employment, the second (2nd) through fifth (5th) installments in equal amounts of 25% of the then current Base Salary, with the second installment payable on the first anniversary of the Date of Termination and the third (3rd) through fifth (5th) installments payable in 4 month intervals thereafter ending on the second anniversary of the Date of Termination; (B) in a lump sum on the first business day following fifty-three (53) days following his termination (i) any earned and accrued but unpaid bonus, and (ii) any accrued vacation pay through the Date of Termination;

(ii) Stripes LLC shall pay (A) the full premium for the Executive’s and any covered beneficiary’s coverage under COBRA health continuation benefits over the eighteen (18) month period immediately following the date of termination, and (B) if the Executive has not obtained health benefit coverage following the expiration of the eighteen (18) month COBRA period, a cash amount equal to six (6) months of the COBRA premium (with the understanding that any payment made pursuant to clause (A) or (B) will constitute a taxable benefit to the Executive);

(iii) Stripes LLC shall reimburse Executive pursuant to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment; and

(iv) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of Stripes LLC or the Company, excluding, however, any benefits under any severance plan maintained by Stripes LLC or the Company.

Amendment Revising Section 409A General Compliance Provision:

6.	Section 22 of the Employment Agreement is hereby deleted in its entirety and replaced with the following

Section 409A Compliance. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof (“Section 409A”). Notwithstanding any other provision of the Agreement to the contrary, (A) (i) if Executive is a “specified employee,” as defined in Section 409A, on the date of Executive’s termination of employment, no payment of “deferred compensation,” as defined in Section 409A, under this Agreement shall be made to Executive during the period lasting six months from the date of termination (or, if earlier than the end of the six-month period, the date of death of the Executive) unless the Company determines that there is no reasonable basis for believing that making such payment would cause the Executive to suffer any adverse tax consequences pursuant to Section 409A and (ii) if any payment to the Executive is delayed pursuant to the immediately preceding sentence, such payment instead shall be made on the first business day following the expiration of the six-month period referred to in that sentence, (B) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, the Company may (i) adopt such amendments to the Agreement, including amendments with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Agreement and/or (ii) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Section 409A, and (C) for purposes of this Agreement, “termination of employment,” “Date of Termination” or any similar references shall mean Executive’s “separation from service,” as defined in Section 1.409A-1(h) of the Department of Treasury final regulations, including the default presumptions. The Company shall consult with Executive in good faith regarding the implementation of this Section 22; provided that none of the Company, any of its affiliates, or any of its employees or representatives shall have any liability to Executive with respect thereto.

Miscellaneous

7.	Entire Agreement. The Employment Agreement, as amended by this Amendment, constitutes the complete and exclusive understanding of the parties with respect to the Executive’s employment and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and the Company.

8.	Full Force. Except as set forth in this Amendment, the Employment Agreement remains in full force and effect.

9.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be executed as of the date first above written.

SUSSER HOLDINGS CORPORATION

By:	/s/ E. V. Bonner, Jr.
Name:	E. V. Bonner, Jr.
Title:	Executive Vice President

For Purposes of the Amendments to Sections 5, 8 and 12 of the Employment Agreement:

STRIPES LLC

By:	/s/ E. V. Bonner, Jr.
Name:	E. V. Bonner, Jr.
Title:	Executive Vice President

EXECUTIVE

/s/ Rocky Dewbre
Name:	ROCKY B. DEWBRE
Title:	Executive Vice President and Chief Operating Officer of the Wholesale Division of the Company

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